Exhibit 10.8
AMENDMENT NO. 1
TO
EVERI HOLDINGS INC.
AMENDED AND RESTATED 2014 EQUITY INCENTIVE PLAN

In accordance with Section 17 of the Amended and Restated 2014 Equity Incentive Plan (as amended, the “Plan”) of Everi Holdings Inc., a Delaware corporation (the “Company”), the Board of Directors of the Company amended the Plan as follows effective as of February 28, 2024:

1.The definition of “Change in Control contained in Section 2.1(h) of the Plan is amended to add the following at the end thereof:

“Notwithstanding the foregoing, the transactions contemplated by that certain Agreement and Plan of Merger by and among International Game Technology PLC, a public limited company incorporated under the laws of England and Wales (“Remainco”), Ignite Rotate LLC, a Delaware limited liability company and a direct wholly owned direct subsidiary of Remainco, the Company, and Ember Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, shall be deemed to constitute a Change in Control; provided that in no event shall this provision result in the acceleration of payment of any Award that constitutes Section 409A Deferred Compensation as of the date hereof (including any Award granted under the Company’s 2012 Equity Incentive Plan that incorporates the definition of Change in Control herein by reference).”

2.All other terms and conditions of the Plan not otherwise modified hereby shall remain in full force and effect.

To record the amendment of the Plan, the Company has executed this document this 28 day of February, 2024.

EVERI HOLDINGS INC.

By:	/s/ Randy L. Taylor
Name:	Randy L. Taylor
Title:	President, Chief Executive Officer